Exhibit 99.1



                  Aspyra Reports Results of Operations for the
                       First Quarter Ended March 31, 2006


    CALABASAS, Calif.--(BUSINESS WIRE)--May 22, 2006--Aspyra, Inc. (AMEX:APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the first quarter ended March 31, 2006.
    Sales were $2,702,075 for the first quarter compared with sales of $1,825,288 for the comparable quarter ended March 31, 2005. The Company incurred a net loss of $1,313,718, or basic and diluted loss per share of $.15 for the first quarter ended March 31, 2006, compared with a net loss of $186,964, or basic and diluted loss per share of $.06 for the comparable quarter ended March 31, 2005. Basic and diluted shares outstanding for each period were 8,489,400 and 3,353,900, respectively.
    Steven M. Besbeck stated, "The operating losses incurred by the Company during the three-month period ended March 31, 2006, were primarily a result of two factors. First, the Company experienced delays related to implementation of systems, which prevented it from recognizing revenue on many of its sales, which increased the Company's deferred revenue as of March 31, 2006. Only a fraction of the sales booked in the quarter ended March 31, 2006, were actually recognized as revenue in that quarter. The backlog of deferred revenue associated with such sales will be recognized in future periods. Second, the Company is engaged in executing integration and restructuring related to the merged businesses of Creative Computer Applications and StorCOMM, Inc. and incurred certain costs associated with such activities, which were only partially offset by reductions in redundant personnel and other expenses during the quarter ended March 31, 2006. The Company expects to achieve synergies and cost reductions in its business as it completes further integration and restructuring in the next two fiscal quarters."

    Aspyra Inc. is a global provider of clinical and diagnostic information solutions for the healthcare industry. It has accumulated over 35 years of industry experience, specializing in enterprise-wide systems for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Aspyra's highly scalable products may be installed as standalone or integrated to provide a single-vendor solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today May 22, 2006, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


    CONTACT: Aspyra, Inc.
             Steven M. Besbeck, President and CEO, 818-880-6700, x252 or
             The Wall Street Group, Inc.
             Ron Stabiner, 212-888-4848